EXHIBIT 99.2

Gerber Scientific Board Appoints James A. Mitarotonda as New Director

SOUTH WINDSOR, CT – June 8, 2010 – Gerber Scientific, Inc. (NYSE: GRB), a worldwide leader in integrated automation solutions, today announced that Mr. James A. Mitarotonda has been appointed to its Board of Directors.

Mr. Mitarotonda is the Chairman of the Board and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that he co-founded in 1991.  Mr. Mitarotonda also serves as a director of The Pep Boys - Manny, Moe & Jack, A. Schulman, Inc., Griffon Corporation and Sielox, Inc.

Donald P. Aiken, Gerber Scientific Board Chairman, said, “We welcome Mr. Mitarotonda, whose firm is a significant investor in Gerber Scientific, as the newest member of our Board of Directors.  We look forward to benefiting from his insights and experience as we work together to continue building greater value for our customers and our shareholders.”

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics, packaging, apparel, industrial, and ophthalmic lens processing industries. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

About Barington Capital Group, L.P.

Barington Capital Group, L.P. is an investment firm that, through its affiliates, primarily invests in undervalued, small and mid-capitalization companies. Barington and its principals are experienced value-added investors who have taken active roles in assisting companies in creating or improving shareholder value.  Barington represents a group of investors that collectively beneficially owns approximately 5.3% of the outstanding common stock of Gerber Scientific, Inc.

Forward-looking Statements:

Any statements in this news release not relating to historical matters are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this news release involve risks and uncertainties regarding the Company's expected financial condition, results of operations and cash flows. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2009, which outlines certain important risks regarding the Company's forward-looking statements, as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Actual future results or events may differ materially from these forward-looking statements. The forward-looking statements contained in this release are made as of the date of this release and the Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.